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                                EXHIBIT (10)F.










































































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                                                                  Exhibit (10)F

                             UNITED JERSEY BANKS

                             INCENTIVE BONUS PLAN



1.      OBJECTIVES OF THE PLAN

        * encourage the achievement of corporate and profit center performance goals and other business development objectives.

        * reinforce the importance of coordination among the sectors that together form the total corporation.

        * enable the Bank to retain and attract experienced key executives by holding forth the opportunity to earn awards which reflect the success of their managerial leadership.

2.      GOAL-ORIENTED MANAGEMENT BONUS PLAN

        The Plan recognizes the performance of individuals and groups of individuals on the basis of the attainment of predetermined and explicitly communicated objectives. These objectives are restated on an annual basis and are often tied to budgets or forecasts. If objectives are realized, funds are accrued out of which bonuses are paid. The exact relationship between performance and bonus levels is determined in advance using a defined formula. While the measurement factors generally remain constant over a period of years, the goals with respect to these factors change from year to year. The expectation is that the goal set for any year represents a management challenge comparable to that of any other year, given the internal resources and external environment of the business at that time.

        This approach is most consistent with a management style that focuses on the accountability of individuals or groups of individuals for making specific, predefined contributions to the overall results of the business. The goal-oriented approach does require a process for setting reasonable goals at the beginning of the year and a means of measuring performance at the end of the year both qualitatively and quantitatively. This is usually accomplished as part of the normal management budgeting and control process.




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3.  PLAN DIMENSIONS

    The Incentive Bonus Plan has three basic elements:

    * Accumulative funding based on the use of guideline bonus award levels for each UJB salary grade.
    * Three level of participants to provide for direct focus on performance standards and objectives closest to the personal level of responsibility of each executive.
    * Eligibility limited to key executives and individual contributing bankers throughout UJB commercial and retail banking activities and central support functions.

4.  ADMINISTRATION OF THE PLAN

    The Plan shall be administered under the direction of the Personnel Committee (the Committee) of the Board of Directors of United Jersey Banks, which shall take into consideration the recommendations of management.

    The Committee shall be composed of such members (not less than three) as shall be appointed from time to time by the Board of Directors. No member of the Committee while serving as such shall be eligible for participation in the Plan. The Committee has exclusive and final authority in all determinations affecting the Plan and shall have the sole authority to interpret the Plan, establish and revise rules and regulations relating to the Plan and make any other determinations that it believes necessary or advisable for the administration of the Plan.

    The Senior Vice President - Human Resources, will review all candidates and the Chief Executive Officer will review and approve additions and deletions of plan participants.


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5.  PARTICIPATION

    Participants in the Plan shall be selected each year by the Committee from among the Bank's salaried key executive employees whose performance significantly affects the business results of the Bank. In addition, selected employees who have demonstrated the potential for rapid advancement into key positions may be considered for participation in the Plan.

    As a partial guide for eligibility, no employee will be eligible unless in a job assigned to salary grade 66 and above except in circumstances where personal potential indicates a rapid advance to such grades.

    Three levels of participants are identified in order to recognize different roles in the Bank. The levels are:

        1. Chief Executive and heads of basic banking functions (e.g., commercial banking; operations) and staff departments (e.g., finance; human resources).

        2. Bank presidents and head of basic functions in major banks (e.g., trust; branch operations).

        3. Individual contributing bankers and heads of basic functions in smaller banks.

6.  PERFORMANCE STANDARDS

    Specific performance standards will be developed for three Bonus Levels, each of which emphasizes a different facet of Bank activity ranging from broad corporate-wide responsibilities to responsbility limited in the main to one key sector of the Bank. Each participant will be assigned to the appropriate Bonus Level determined according to the participant's major responsibilities within the Bank.


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    For Level 1, the performance standards and relative weightings would be:

        *   UJB's annual financial plan (1/3).

        *   UJB's earnings growth rate over the prior year (1/3).

        * UJB's overall financial performance as compared to other peer group banks (1/3).

    For these executives, the emphasis is on corporate-wide performance. The use of the annual plan will reinforce the importance of careful planning, as well as the execution of the overall business plan; the growth rate will stress the importance of increasing earnings; the comparison to other banks will emphasize the importance of moving into a stronger leadership position. Each performance standard is discrete, in that no award could be paid for failure in one, whereas an award may be paid for results in another.

    This Level reflects a management environment oriented to collective activity rather than to just individual accountability for achieving business results. This approach creates an identity of interest between Level 1 participants and the Company in the overall results of the business.

    For Level 2, the performance standards and relative weightings would be:

        * Corporate performance on same factors as used for Level 1 participants (1/3).

        *  Annual financial plan for own profit center (2/3).

    For these executives, the emphasis shifts to the particular unit of UJB for which they are responsible and standards which are influenced by their own performance. As a means of reinforcing the importance of coordination and cooperation among all key executives, some part of Level 2 participants bonus will be tied to bank-wide performance.


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    For Level 3, the performance standards and relative weightings would be:

    *  Annual financial plan for own profit center (1/3).

    * Personal performance in meeting particular business development and other goals established for the year appropriate to the job (2/3).

    For these executives and key individual contributing professionals, the emphasis is on performance criteria over which they have significant influence. The corporate performance measure is omitted for this reason.

    In addition to the standards for Levels 1, 2, and 3:

    * The Chief Executive evaluates the performance of all those eligible for awards with respect to their support of the Bank's overall business development strategy and human resources development.

    * The Chief Executive should also adjust results derived from the formula guidelines to reflect top management and Board judgements concerning the quality of the performance in the economic environment in which the results were obtained.

7.  DETERMINATION OF AWARDS

    An incentive bonus award schedule for each Bonus Level will be used by the Committee in determining annual incentive bonuses. The schedule will define guideline incentive bonus size as a percentage of each participant's base salary earnings in the year for which the award is made. The guideline incentive bonus awards will be in an amount that when combined with annual salary, the resulting total cash compensation will be equal to competitive rates. The guideline incentive bonus percentage will be increased for above-standard performance; conversely it will be decreased for below standard but still acceptable performance. Guideline awards will be paid for meeting performance standards and objectives as established for


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    each of the three Levels of participants.  When performance falls below expectation, the individual bonus rate will be reduced by up to 50 percent of the guideline rate at the lowest level of acceptable performance. Bonuses will be paid up to 150 percent of guideline rates for performance that goes clearly beyond expectations.

    The following guideline bonus rates at the indicated salary grades are set forth to demonstrate how they are linked to salary and adjusted for performance:



                           GUIDELINE BONUS RANGE
                           ---------------------
          GRADE          MINIMUM          GUIDELINE          MAXIMUM
          -----          -------          ---------          -------
           80
           79              20%               40%               60%
           78
           77              17                34                51
           76
           75              15                30                45
           74
           73              14                28                42
           72
           71              12                24                36
           70
           69              10                20                30
           68
           67               8                16                24
           66               6                12                18



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 8.  TIME OF PAYMENT

     All incentive bonuses earned under the Plan will be paid in cash within a reasonable period after annual performance achievements have been determined, reviewed, and approved by the Committee.

 9.  RIGHT TO PAYMENT OF INCENTIVE BONUS

     A participant shall have no right to receive payment for any part of the annual incentive bonus. The incentive bonus shall be forfeited unless the participant remains in the employment of the Bank until the last day of the Plan Year as defined in Section 2.

     The Committee may, if it determines that circumstances so warrant, approve payment of any part or all of an incentive bonus which would otherwise be forfeited as a result of a participant terminating employment with the Bank prior to the end of the Plan Year. A participant shall not receive any part or all of an incentive bonus in the event of dismissal with cause.

10.  SPECIAL LIMITATIONS

     The aggregate incentive bonuses paid under this Plan to the participant group shall not exceed 50 percent of the participants' aggregate salaries for the year for which the incentive bonuses are paid.

     No incentive bonuses shall be paid for any year in which after tax income is less than seven percent of average capital employed for the year.

     The above limitations notwithstanding, the Committee may in its judgement provide for incentive bonus awards to any individual whose performance clearly so warrants.

     No participant in this Plan will be eligible for any other annual bonus arrangement.



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11.  MISCELLANEOUS PROVISIONS

     An employee's rights and interests under the Plan may not be assigned or transferred. In the case of an employee's death, payment under the Plan shall be made to his/her designated beneficiary, or in the absence of such designation, by will or the laws of descent and distribution.

     No employee or other person shall have any claim or right to be granted an incentive bonus under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Bank.

     The Bank shall have the right to deduct from all incentive bonuses any taxes required by law to be withheld with respect to such cash awards.

     The Board of Directors of the Bank may amend, suspend or terminate the Plan or any portion thereof at any time.

12.  TERM OF THE PLAN

     The Plan is designed to operate on an annual basis commencing January 1, 1982. The Plan Year shall be January 1 through December 31. No awards shall be made under the Plan after December 31, 1987.



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